Exhibit (p)(23)

APPENDIX E

ARK ETF TRUST

ARK INVESTMENT MANAGEMENT LLC

JOINT CODE OF ETHICS

I.	Introduction

The Board of Trustees (“Board”) of ARK ETF Trust (“Trust”) and ARK Investment Management LLC (“Adviser”), in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”), and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (“Advisers Act”), have approved and adopted this Joint Code of Ethics (“Code”) and have determined that this Code is reasonably designed to prevent Access Persons, as defined herein, from engaging in conduct prohibited by Rule 17j-1 and Rule 204A-1. This Code also sets forth the general fiduciary principles to which all Access Persons are subject and establishes reporting requirements for Access Persons. Certain capitalized terms used in this Code and not defined in the text herein are defined in Exhibit A.

A.	About the Trust and the Adviser

The Trust is an investment company registered under the 1940 Act that consists of multiple series, each an exchange-traded fund, which are hereinafter referred to as the “Funds.” Additional series of the Trust may be registered in the future; references herein to “a Fund” include the Funds and any such additional series. The Adviser is the investment adviser for the Funds. Foreside Fund Services, LLC (“Distributor”) serves as the distributor of shares of the Funds on an agency basis. In adopting this Code, the Board took into consideration all of these facts.

B.	Who is Covered by the Code

This Code applies to all Employees (as defined below) and Access Persons of the Trust and the Adviser. Every officer, employee or consultant of the Fund’s investment adviser is an “Employee” and the following persons are “Access Persons”:

1.	Any Advisory Person[14] of a Fund and a Fund’s investment adviser.

2.

Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities (as defined under Rule 17j-1) by a Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate

[14]

The term “Advisory Person” is defined in Rule 17j-1 as (i) any director, officer, general partner or employee of the Funds or investment adviser (or of any company in a control (as defined under Rule 17j-1) relationship to the Funds or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Funds or investment adviser who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of Covered Securities by the Funds.

APPENDIX E

to the making of any recommendation to a Fund regarding the purchase or sale of Covered Securities.

3.

Any of the Adviser’s “supervised persons”[15] (A) who has access to nonpublic information regarding any of an Advisory Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of a Fund; or (B) who is involved in making securities recommendations to Advisory Clients, or who has access to such recommendations that are nonpublic.

II.	Statement of General Fiduciary Principles and Standards of Business Conduct of The Adviser’s Employees and Access Persons

The Adviser requires that its Employee and Access Persons conduct their personal investment activities in accordance with the following general fiduciary principles:

•	the duty at all times to place the interests of Advisory Clients (as defined in Exhibit A) and each Fund’s shareholders first;

•

the requirement that all personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	the fundamental standard that Adviser personnel should not take inappropriate advantage of their positions.

In view of the foregoing, the Adviser has determined to adopt this Code to specify a code of conduct for certain types of personal securities transactions which might involve conflicts of interest or an appearance of impropriety and to establish reporting requirements and enforcement procedures.

Pursuant to Section 206 of the Advisers Act and Rule 17j-1, Employees and Access Persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. The Adviser and its Employees and Access Persons have a duty of utmost good faith to act solely in the best interest of Advisory Clients. The Adviser and its Access Persons are subject to the following specific fiduciary obligations when dealing with Advisory Clients:

•	to have a reasonable, independent basis for the investment advice provided;

•	to seek to achieve best execution for an Advisory Client’s transactions;

•	to ensure that investment advice is suitable; and

•	to be loyal to Advisory Clients.

[15]

A “supervised person” of the Adviser means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

APPENDIX E

All Employees and Access Persons of the Adviser are required to comply with all applicable federal securities laws at all times.

III.	Restrictions on Personal Investing Activities of All Employees and Access Persons

A.	General Policy

No Employee or Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired”16 by a Fund:

•	employ any device, scheme or artifice to defraud a Fund;

•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a Fund; or

•	engage in any manipulative practice with respect to a Fund.

B.	Pre-Clearance of Investments in IPOs or Limited Offerings

No Employee or Access Person may directly or indirectly acquire Beneficial Ownership in any Securities in an initial public offering (“IPO”) or Limited Offering without obtaining, in advance of the transaction, clearance from the either the Corporate Counsel (“CC”) or the Chief Compliance Officer or his designee (“CCO”).17

In order to obtain pre-clearance, each Employee must complete and submit to the the CCO or compliance personnel a Personal Trade Request Form (“PTR”) which is included as Exhibit B. Compliance must review each PTR and record the decision regarding the request. The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause. If pre-clearance is obtained, the approval is valid for the day on which it is granted. The CC or the CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

Pre-clearance typically will not be granted to purchase or sell any IPO or Limited Offering of an issuer (i) if such Security is included in an Advisory Client’s portfolio, on a day

[16]

With respect to a Fund, a security “held or to be acquired” means (i) any Covered Security (as defined under Rule 17j-1(a)(4)) which, within the most recent 15 days: (A) is or has been held by a Fund; or (B) is being or has been considered by a Fund or its investment adviser for purchase by a Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security that is described in (i)(A) or (i)(B).

[17]	References in this Code of Ethics to the CC or the CCO refer to the CC or the CCO of the Adviser, unless otherwise noted.

APPENDIX E

when the Security is “being considered for purchase or sale” for the Advisory Client; (ii) if such Security is not included in an Advisory Client’s portfolio but notice has been given that such Security will be added to an Advisory Client’s portfolio, until such time as the Adviser completes such transactions for the applicable Advisory Client’s portfolio; or (iii) when the CC or the CCO has been advised by the Adviser that the same Security is being considered for purchase or sale for an Advisory Client’s portfolio.

C.	Restrictions on Personal Securities Transactions of Access Persons Other than Independent Trustees and Distributor Access Persons

1.	Pre-clearance

No Employee or Access Person may buy or sell Securities, other than Exempt Securities, for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the CCO18. (The CCO is the person responsible for reviewing and granting pre-clearance requests under the Code.) The general standards for granting or denying pre-clearance are discussed below, although the CCO retains authority to grant pre-clearance in exceptional circumstances for good cause.

In order to obtain pre-clearance, an Employee must complete and submit to the CC or the CCO a PTR. If the transaction is approved, that approval is valid for the day on which it is granted. The CCO may revoke a pre-clearance any time after it is granted and before the transaction is executed.

Pre-clearance typically will not be granted to purchase or sell any Security of an issuer (i) if such Security is included in an Advisory Client’s portfolio, on a day when the Security is being considered for purchase or sale by the Advisory Client; (ii) if such Security is not included in an Advisory Client’s portfolio but notice has been given that such Security will be added to an Advisory Client’s portfolio, until such time as the Adviser completes such transactions for the applicable Advisory Client’s portfolio on the day of the PTR; (iii) when the CCO has been advised by the Adviser that the same Security is being considered for purchase or sale for an Advisory Client on the day of the PTR; or if the CCO reasonably determines that it is in the best interest of the Adviser or its Clients. In determining whether to approve a PTR, the CCO will consider, for example, whether the Employee or Access Person knew, or should have known, that the security was being considered for purchase or sale by the Advisor for an Advisory Client on the day of the PTR or that, as a result of a transaction, the Employee or Access Person would hold or sell more than 5% of the outstanding securities of the issuer in question.

2.	Cryptocurrency transactions

Bitcoin and all other cryptocurrency transactions must be pre-cleared when conducted during the United States’ capital market hours of 9:30am to 4:00 pm, Monday through

[18]

The CC and the CCO may not pre-clear their own personal trades. Any pre-clearance required under this Code shall be performed by someone other than the person requesting pre-clearance for a personal transaction.

APPENDIX E

Friday, eastern-standard time (“Market Hours”). If an employee trades Bitcoin and any other cryptocurrency outside of Market Hours, he/she must still submit to the CCO a completed PTR to reflect and record the transaction, and he/she must report all such transactions in their Initial and Annual Holdings Reports and Quarterly Transaction Reports. No Bitcoin transactions can be conducted on the same day ARK advisory clients have transacted in the Grayscale Bitcoin Trust (“GBTC”) or in Bitcoin cryptocurrency. No other cryptocurrency transactions can be conducted on the same day ARK advisory clients have transacted in the same cryptocurrency. The CCO, after receipt of the PTR, may deny the PTR for the reasons mentioned above in section III.C.1 of the Code, and may require the employee to reverse the Bitcoin or other cryptocurrency transaction if an ARK advisory client has transacted in GBTC, Bitcoin or another cryptocurrency on the same day, even if such employee transaction was conducted after Market Hours. The CCO may grant exceptions to the above noted cryptocurrency transaction rules dependent on the specific facts and circumstances of a transaction.

3.	Prohibition on Short-Term Trading

Employees and Access Persons may not purchase and sell, or sell and purchase, within any period of 30 calendar days, a Security, other than an Exempt Security. If any such transactions occur, the Employee or Access Person must disgorge any profits from the transactions for donation by the Adviser to charity. In determining the 30 calendar day holding period, the “last-in, first-out” methodology will be applied. This short-term trading prohibition is not intended to apply to certain transaction types in cryptocurrencies, primarily if one cryptocurrency is sold or otherwise used to purchase another cryptocurrency due to market availability considerations (subject to the pre-clearance requirements and prohibitions noted III.C.1 and III.C.2).

4.	Prohibition on Short Sales and Similar Transactions

Employees and Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any Beneficial Ownership, in any Security, unless such transaction is pre-cleared and approved by the CC or CCO. Short positions taken against ANY ARK ETF or associated pooled vehicles are strictly prohibited.

D.	Restrictions on Personal Securities Transactions by Access Persons who are Independent Trustees of the Trust

The Trust recognizes that Independent Trustees do not have on-going, day-to-day involvement with the operations of the Trust and are not involved in decisions regarding Funds’ portfolio transactions. In addition, it is the practice of the Trust to give information about Securities purchased or sold by a Fund, or considered for purchase and sale by a Fund, to the Independent Trustees in materials circulated at least 15 days after such Securities are purchased or sold by a Fund or are considered for purchase or sale by a Fund.

Nonetheless, the Funds are fully transparent actively managed exchange-traded funds (“ETFs”) and are required to publicly disseminate19 each day their portfolio holdings. The

[19]

The Funds publicly disseminate their daily portfolio holdings by publishing a full list of holdings and weights on the Funds’ website. In addition, the funds disclose intra-day trading in real-time, once a position is completed for the Funds, by posting intra-day trade activity on the Fund’s website to the public, with a sign- up available to receive e-mail alerts of posted changes.

APPENDIX E

required daily publication of portfolio holdings of fully transparent ETFs is not treated by regulators as providing the Independent Trustees with confidential or inside information about the Funds’ holdings. Accordingly, the Trust believes that less stringent controls are appropriate for Independent Trustees. Therefore, the Securities pre-clearance requirement contained in paragraph III.C.l above and the short-term trading and short sale restrictions in paragraphs III.C.2 and III.C.3 above shall not apply to an Independent Trustee.

IV.	Reporting Requirements and Procedures

In order to provide the Trust and the Adviser with information to enable them to determine with reasonable assurance whether the provisions of this Code are being observed by all Employees and Access Persons, the following reporting requirements regarding personal securities transactions apply. The Adviser has designated the CC or the CCO as the person responsible for receiving from and reviewing the reports of the Adviser’s Access Persons as detailed in this paragraph IV.20 The Adviser’s CC or CCO will also be responsible for receiving and reviewing such reports from the Trust’s Employees and Access Persons.

A.	Reporting Requirements for Employees and Access Persons

1.

Initial and Annual Holdings Reports: Within ten (10) days after a person becomes an Employee or an Access Person, and annually thereafter, such person shall submit to the CC or the CCO a completed Initial/Annual Holdings Report substantially in the form attached hereto as Exhibit C. Each holdings report must contain, at a minimum, (a) the title and type of Security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person has any direct or indirect Beneficial Ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report. The Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became an Employee and the Annual Holdings Report shall be submitted no later than January 31 and must be current as of a date no more than 45 days prior to the date the report is submitted.

2.

Quarterly Report: On a quarterly basis, each Employee or Access Person shall submit reports substantially in the form attached hereto as Exhibit D to the CC or the CCO, showing all transactions in Securities (other than Exempt Securities) in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, as well as all accounts

[20]	The CC and the CC may not review their own personal reports. Any review required under this Code shall be performed by someone other than the person submitting the report.

APPENDIX E

established with brokers, dealers or banks during the quarter in which any securities were held for the direct or indirect beneficial interest of the person. Such reports shall be filed no later than 30 days after the end of each calendar quarter. The Quarterly Report must include the date on which such report was submitted to the CC or the CCO. An Employee need not make a Quarterly Report under this paragraph if all of the information required by this paragraph is contained in the brokerage confirmations or account statements required to be submitted under III.D above.

3.

Brokerage Confirmations and Statements: Each Employee or Access Person shall direct his or her broker to supply to the CC or the CCO, on a timely basis, duplicate copies of confirmations of all Securities transactions, other than for Exempt Securities, in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, and copies of periodic statements for all securities accounts.

B.     Exception to Reporting Requirements for Employees and Access Persons - Securities Held in Accounts Over Which an Employee or Access Person Has No Direct Influence or Control

The CC or CCO may, in his or her sole discretion, grant a waiver of the requirement to submit the reports set forth in Section IV.A. above for any account over which an Employee or Access Person does not have direct or indirect influence or control.

Prior to granting such a waiver, the CC or CCO shall determine whether an Employee or Access Person has direct or indirect influence or control over the account. In making such determination, the CC or CCO shall:

1.	provide the Employee or Access Person with a clear definition of “no direct or indirect influence or control”; and

2.

obtain information about the relationship between the trustee or discretionary third-party manager of the account and the Employee or Access Person (i.e., whether the trustee or third-party manager is an independent professional versus a friend or relative, and whether the trustee or third-party manager is employed by firm that was unaffiliated or affiliated with the Adviser).

With respect to any account for which a waiver is granted pursuant to this Section IV.B., the CC or CCO shall:

1.

obtain periodic certifications by the Employee or Access Person and the trustee or discretionary third-party manager of the account regarding the Employee’s or Access Person’s influence or control over the account; and

2.

on a sample basis, request reports on holdings and/or transactions made in the account to identify transactions that would have been prohibited pursuant to this Code, absent reliance on the waiver granted pursuant to this Section IV.B.

APPENDIX E

In addition, the CC or CCO, in his or her sole discretion, may require specific certifications from the Employee or Access Person, such as the following:

1.

that the Employee or Access Person did not suggest that the trustee or discretionary third-party manager make any particular purchases or sales of securities for the account during a specified time period;

2.

that the Employee or Access Person did not direct the trustee or discretionary third-party manager to make any particular purchases or sales of securities for the account during a specified time period; and/or

3.

that the Employee or Access Person did not consult with the trustee or discretionary third-party manager as to the particular allocation of investments to be made in the account during a specified time period.

C.	Reporting Requirements for Independent Trustees

An Independent Trustee need not make an initial or annual holdings report described in paragraph IV.A.1 above and shall only be required to submit the quarterly report required under paragraph IV.A.2 for a transaction in a Security (other than an Exempt Security) where he or she knew (or should have known) at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a director, should have known at the time of the transaction that subsequent to the most recent publication of a Fund’s portfolio holdings and prior to the next publication of a Fund’s portfolio holdings, such Security is or was purchased or sold or was being considered for purchase or sale by a Fund (i.e., the Independent Trustee was in receipt of non-public and confidential information of the Adviser). For this purpose, daily publication of portfolio holdings by the Funds will not be deemed to be “knowledge” by the Independent Trustees of the holdings of the Funds.

V.	Administration of the Code

A.	CCO’s Duties and Responsibilities

1.

The CCO shall promptly provide all Employees and Access Persons with a copy of the Code. In addition, all Employees and Access Persons must complete the Acknowledgment included as Exhibit E within ten (10) days of becoming subject to this Code and must submit an Acknowledgment to the CCO by January 31 each year thereafter.

2.	The CCO shall identify all Employees and Access Persons and inform them of their reporting obligations promptly.

3.

The CCO will, on a quarterly basis, compare all reported personal securities transactions with each Fund’s completed portfolio transactions during the quarter to determine whether a Code violation may have occurred. The CCO may request additional information or take any other appropriate measure that he or she decides is necessary to aid in this determination.

APPENDIX E

4.	If the CCO finds that a Code violation occurred, the CCO must report the violation to the Board.

B.	The Board’s Duties and Responsibilities

1.	The Board, including a majority of the Independent Trustees, must approve this Code before retaining the Adviser’s services;

2.	The Board must approve all material changes to this Code no later than six (6) months after adoption of the material change; and

C.	The Adviser’s Duties and Responsibilities

At least annually, the Adviser shall furnish to the Board, and the Board shall consider, a written report that describes any issues arising under this Code since the previous report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and certifies that the Adviser has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

VI.	Recordkeeping

The CCO will maintain records as set forth below. These records will be maintained in accordance with Rule 17j-1 under the 1940 Act and Rule 204 under the Advisers Act and the following requirements. They will be available for examination by representatives of the Securities and Exchange Commission (“SEC”) and other regulatory agencies.

A.	A copy of this Code and any other code adopted by the Adviser or the Trust which is, or at any time within the past five (5) years has been, in effect will be preserved in an easily accessible place.

B.

A record of any Code violation and of any action taken as a result of the violation will be preserved in an easily accessible place for a period of at least five (5) years following the end of the fiscal year in which the violation occurred.

C.

A copy of each report submitted by an Employee or Access Person under this Code will be preserved for a period of at least five (5) years from the end of the fiscal year in which the report is made or the information is provided, for the first two years in an easily accessible place.

D.

A record of all persons, currently or within the past five (5) years, who are or were required to submit reports under this Code, and a list of those who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

APPENDIX E

E.

A copy of each annual issues report and accompanying certification, as required by this Code, must be maintained for at least five (5) years from the end of the fiscal year in which it is made, for the first two (2) years in any easily accessible place.

F.

A record of any decision, and the reasons supporting the decision, to approve the acquisition by an Employee or Access person of any Securities in an IPO or Limited Offering, for at least five (5) years from the end of the fiscal year in which the approval is granted.

VII.	Miscellaneous

A.	Confidentiality

The Adviser and the Trust will endeavor to maintain the confidentiality of all PTRs and any other information filed pursuant to this Code. Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

B.	The “should have known” standard

For purposes of this Code, the “should have known” standard does not:

•	imply a duty of inquiry;

•	presume that the individual should have deduced or extrapolated from discussions or memoranda dealing with a Fund’s investment strategies; or

•

impute knowledge from the individual’s awareness of a Fund’s portfolio holdings (including the daily publication of the portfolio holdings of the Funds), market considerations, benchmark index, or investment policies, objectives and restrictions.

Adopted: June 30, 2014

Amended: December 9, 2014

Amended: February 16, 2016

Amended: June 12, 2017

Amended: January 26, 2018

Amended: January 25, 2019

Amended: May 29, 2020

APPENDIX E

EXHIBIT A

GLOSSARY

Advisory Client: Any client (including the Trust and any other investment companies, private funds or managed accounts) for which the Adviser serves as an investment adviser or sub-adviser, renders investment advice or makes investment decisions.

Beneficial Owner: Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in any class of equity securities. Pecuniary interest in any class of equity securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such securities. “Indirect” pecuniary interest includes: (A) securities held by members of a person’s immediately family sharing the same household; (B) a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership; (C) certain performance-related fees; (D) a person’s right to dividends that is separated or separable from the underlying securities; (E) a person’s interest in securities held by a trust; and (F) a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable.

Exempt Securities: Those Securities listed as exempt on Exhibit F.

Family/Household: The term “immediate family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. Immediate family shall also include any other relationship (whether or not recognized by law) that the CC or CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

Limited Offering: An offering that is exempt from registration under the Securities Act of 1933, as amended (“1933 Act”), pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

Security: A “security” as defined under Section 3(a)(10) of the Securities Exchange act of 1934, as amended, Section 202(a)(18) of the Investment Advisers Act of 1940, as amended, or Section 2(a)(36) of the Investment Company Act of 1940, as amended. Examples include, but are not limited to, any note, stock, treasury stock, security future, financial futures contract or option thereon, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any “security” (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange related to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right

APPENDIX E

to subscribe to or purchase any of the foregoing. “Security” shall include any warrant for, option in, or “security” or other instrument immediately convertible into or whose value is derived from that “security” and any instrument or right which is equivalent to that “security.” The definition of “Security” applies regardless of the registration status or domicile of registration of said Security (i.e., the term Security includes both private placements and publicly-traded securities as well as domestic and foreign securities). For the purposes of this Code, the term “Security” includes all forms of “cryptocurrencies.” Broadly interpreted, “cryptocurrency” means a virtual or digital currency (e.g., Bitcoin) in which encryption techniques are used to regulate the generation of units of currency and verify the transfer of funds, operating independently of a central bank.

APPENDIX E

EXHIBIT B

PERSONAL TRADE REQUEST FORM

ARK ETF Trust

ARK Investment Management LLC

Request for Permission to Engage in Personal Transaction

I hereby request permission to effect a transaction in the security as indicated below for my own account or other account in which I have a beneficial interest or legal title.

The approval will be effective only for a transaction completed prior to the close of business on the business day of the approval. Any transaction, or portion thereof, not so completed will require a new approval.

Note: A separate form must be used for each security transaction.

I am familiar with and agree to abide by the requirements set forth in the Code of Ethics. I am also aware that I may not purchase and sell, or sell and purchase a Security, other than an Exempt Security, within any period of thirty (30) days.

A. PURCHASE	Name of Security/Symbol			CUSIP Number

Number of Shares or Principal Amount	Unit Price	Total Price

	Name of Security/Symbol			CUSIP Number

B. SALE

Number of Shares or Principal Amount	Unit Price	Total Price	Date Acquired	Unit Price at Acquisition

☐	Check box if the security is offered through a private placement / Limited Offering

☐	Check box if the security is offered in an Initial Public Offering (IPO)

☐	Check box if the security being bought or sold represents more than 5% of the outstanding securities of the issuer

If either box is checked, Chief Compliance Officer must initial indicating approval, which may be withheld in the sole discretion thereof

                Initials of Chief Compliance Officer

Date	Signature of Employee

APPENDIX E

PERMISSION:	Granted	Date	Signature of Compliance Officer

Denied

IMPORTANT REMINDER: PLEASE ADVISE YOUR BROKER TO SUPPLY DUPLICATE STATEMENTS ON ALL TRANSACTIONS TO: ARK INVESTMENT MANAGEMENT LLC, ATTN: Corporate Counsel or Chief Compliance Officer, 3 East 28th Street, Seventh Floor, New York, New York 10016.

WE WOULD PREFER IF STATEMENTS AND CONFIRMATIONS BE SENT VIA SECURE EMAIL TO:

arkinvestcompliance@ark-invest.com

APPENDIX E

EXHIBIT C

ARK ETF Trust and ARK Investment Management LLC

Initial and Annual Securities Holding Report

as of                 , 20

This report is submitted by                          (print name and position).

As of the date appearing above, I certify the following are each and every Security (with the exception of Exempt Securities) in which I have a direct or indirect “Beneficial Ownership” interest. For purposes of this report, the term Beneficial Ownership generally means, ownership of securities or securities accounts by or for the benefit of a person, or such person’s “immediate family” sharing the same household, including any account in which the employee or family member of that person holds a direct or indirect beneficial interest, retains discretionary investment authority or exercises a power of attorney.

1 The term “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and also includes adoptive relationships.

NAME OF SECURITY	TYPE OF SECURITY	TICKER SYMBOL OR CUSIP NO.	NO. OF SHARES	PRINCIPAL AMOUNT (IF APPLICABLE)	BROKER- DEALER/ BANK	NATURE OF INTEREST (DIRECT, OWNERSHIP, SPOUSE, CONTROL, ETC.)

[1]

The complete definition of the term “Beneficial Owner” is contained in Appendix A to the Code of Ethics. If you have any question as to whether an interest constitutes “Beneficial Ownership,” consult with the Corporate Counsel or Chief Compliance Officer (“CCO”) of ARK Investment Management LLC.

APPENDIX E

I certify the following are accounts which hold any securities in which I had a direct or indirect Beneficial Ownership as of the date appearing above:

NAME OF BROKER, DEALER OR BANK WITH WHICH ACCOUNT IS HELD AND ACCOUNT NUMBER	DATE ACCOUNT ESTABLISHED	NATURE OF INTEREST (DIRECT, OWNERSHIP, SPOUSE, CONTROL, ETC.)

I also consent to the release of certain personal information (name, home address, social security number and spouse’s first initial) by ARK Investment Management LLC (“Adviser”) to [SERVICE PROVIDER], who will provide Adviser with a report of all known brokerage accounts held by me or my spouse, if applicable. This personal information will be held by [SERVICE PROVIDER] for a period of seven years after which time it will be purged. During this time, [SERVICE PROVIDER] agrees that all personal information shall be held in strict confidence and shall not be revealed to any person, corporation or entity (third parties) without prior written consent of Adviser and the employee. Notwithstanding the foregoing, I understand however that [SERVICE PROVIDER] is authorized to disclose to its other customers, should they inquire, that I am currently (or have been) employed in some capacity in the securities related/financial services industry without identifying Adviser (or any affiliates) as the employer. Such disclosure would generally take place if I opened a securities account with a [SERVICE PROVIDER] client. These steps are being taken by Adviser in its commitment to ensure compliance with federal securities laws.

Signature:	Date Report Submitted:

Received By:		Reviewed By:
Comments:

	Title:		Title:

	Date:		Date:

APPENDIX E

EXHIBIT D

ARK ETF Trust and ARK Investment Management LLC

Quarterly Transaction Report

as of                 , 20

☐	1st Quarter	☐	2nd Quarter	☐	3rd Quarter	☐	4th Quarter

This report is submitted by _____________________________________________________________(print name and position).

☐ I hereby certify that I had no security transactions that are required to be reported under the ARK ETF Trust and ARK Investment Management LLC Code of Ethics for the above-indicated quarter.
Signature

☐ I hereby certify that the following is a complete list of all security transactions that are required to be reported under the ARK ETF Trust and ARK Investment Management LLC Code of Ethics for the above- indicated quarter.
Signature

APPENDIX E

Date	Trans. Type[1]	Security[2]	# of Shares	Principal Amount	Price	Broker-Dealer	Comments

During the quarter indicated above, I opened the following brokerage accounts:

Brokerage Firm/Address	Name of Broker	Account Number	Date Account Established

[1]	Indicate the nature of the transaction as a “BUY”, “SELL” or “OTHER”. If the transaction is “OTHER”, please explain under “Comments”.
[2]	Include the interest rate and maturity date or exercise date, where applicable.

APPENDIX E

EXHIBIT E

ARK ETF Trust and ARK Investment Management LLC

Code of Ethics Acknowledgment

This form must be completed by each Employee of the Adviser within 10 days of becoming an Employee or Access Person and promptly following the redistribution of the Code or any Amendment thereto.

I hereby acknowledge receipt of the ARK ETF Trust and ARK Investment Management LLC Code of Ethics, which includes the personal securities transactions policy (“Code”), and the policy statement on insider trading and any amendments thereto.

I hereby certify that I: (i) recently have read/re-read the Code (including any amendments thereto); (ii) understand the Code; and (iii) recognize that I am subject to its provisions. I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions and accounts required to be disclosed or reported pursuant to the Code.

Name:

(Please print or type clearly)
Signature:
Date:

APPENDIX E

EXHIBIT F

Exempt Securities

Type of Security	Exempt from Initial and Annual Holdings Reports and Quarterly Transaction Reports*	Exempt from Pre-Clearance Requirement*
Direct Obligations of the Government of the United States	Yes	Yes
Bankers’ Acceptances	Yes	Yes
Bank Certificates of Deposit	Yes	Yes
Commercial Paper	Yes	Yes
High Quality Short-Term Debt Instruments	Yes	Yes
Repurchase Agreements	Yes	Yes
All other types of fixed income and debt securities	No	Yes**
Shares Issued by Open-End Investment Companies (not including any other fund advised or sub-advised by ARK Investment Management LLC)	Yes	Yes
Shares Issued by Money Market Funds	Yes	Yes
Exchange Traded Funds and Exchange Traded Notes (not including any other fund advised or sub-advised by ARK Investment Management LLC)	No	Yes**
Purchases of an Exchange Traded Fund advised by ARK Investment Management LLC in any amount (sales of an ETF advised by ARK must be pre-cleared)	No	Yes
Qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986 (not including 529 Plans for which the Adviser or a control affiliate manages, distributes, markets or underwrites the Plan or the investment and strategies underlying the Plan that is a college savings plan)	Yes	Yes

*

For purposes of determining whether a particular security is an Exempt Security, if you believe such security may be exempt but it is not listed in the chart in this Exhibit F, you must consult with the Corporate Counsel (“CC”) or Chief Compliance Officer (“CCO”) of ARK Investment Management LLC who will determine whether the security in question is an Exempt Security.

**

Although transactions in and holdings of all types of fixed income and debt securities and all exchange-traded funds and exchange-traded notes must be reported, because the Adviser does not invest in such securities, the Adviser will not ask Employees and Access Persons to pre-clear personal transactions in such securities.